July 2, 1997


Mr. Brince Luo
President
Hi Quality International (U.S.A.) Inc.
602 Rockefeller Avenue
Ontario, CA 91761

                 SALE OF EMERSON RADIO-BRANDED "AS IS" PRODUCTS

Dear Mr. Luo:

This letter will confirm the agreement, effective as of the date of this letter agreement, between Emerson Radio Corp. ("Emerson") and Hi Quality International (U.S.A.) Inc. ("Purchaser"), whereby Emerson, directly or through an affiliate, shall sell "AS IS" products exclusively to Purchaser, for refurbishment and re-sale by Purchaser in accordance with the terms of this letter agreement. Emerson agrees to offer for sale, and Purchaser agrees to purchase "AS IS" Emerson Radio branded consumer electronics products from Emerson, which products are returned to Emerson by its customers in the United States and are available for re-sale "AS IS" ("the merchandise"). Purchaser agrees that it shall refurbish or repair such merchandise in accordance with the terms and conditions set forth on Exhibit A annexed hereto, which terms and conditions are incorporated herein as if fully set forth. Emerson agrees that Purchaser shall have the right to re-sell such refurbished Emerson Radio branded products in accordance with the terms of this letter agreement.

Pricing and Payment Terms. Purchaser agrees that it shall purchase the merchandise F.O.B. Emerson's warehouse. Purchaser shall pay cash in advance for all merchandise, and issue a purchase order to Emerson within five (5) days of notification and presentation of available inventory. Purchaser shall provide Emerson with a commercial master revolving letter of credit in the amount of US$500,000, which permits drawdowns upon shipments of merchandise, with a bank that maintains a correspondent relationship with Emerson's bank. Such letter of credit shall contain "Evergreen Provisions" which provide that if payment does not occur or upon a default under this agreement, Emerson shall have the right to draw upon the letter of credit. Upon request by Emerson, Purchaser agrees to supply Emerson with any and all documents required for drawdowns against the letter of credit in the form and within the time period required by Emerson.

Term and Termination. The term of this agreement shall be for a period of one year from the date of this agreement. Either party shall have the right to terminate this agreement effective upon thirty (30) days written notice that the agreement is terminated.

Independent  Contractor.   Nothing  herein  contained  shall  be  construed   as
constituting Purchaser as Emerson's agent or as authorizing Purchaser to incur financial or other obligations in Emerson's name.

Representations. Purchaser hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, that it has the full power and authority to execute and deliver this agreement and to perform all of its obligations hereunder.

Disclaimer. Emerson expressly disclaims any implied warranties, including the implied warranties of merchantability and fitness for a particular purpose. Emerson shall have no liability or responsibility to Purchaser or any other person and/or entity arising out of or relating to the rights granted to Purchaser pursuant to this agreement.

Confidential Information. Each party will use any confidential non-public information received by the other party solely for the purpose of carrying out this agreement. Neither party will disclose any confidential information to third parties without the express written consent of an officer of the other party, unless compelled by law, required by applicable securities rules or regulations or, in the written opinion of counsel such disclosure is required by law. In such event, each party shall inform the other party as far in advance as possible prior to making any such disclosure. Each party shall cause each of their respective officers, directors, agents or employees to whom a disclosure of confidential information is made or any subcontractor, to adhere to the terms and conditions of this section as if, and to the same extent as if, he or she were a party to this agreement. Upon expiration or termination of this agreement, each party shall return to the other party all copies of any confidential information of the other party in its possession or control.

No Assignment.  This agreement is personal to Purchaser and may not be assigned,
transferred,  sub-licensed,  pledged,  mortgaged  or  otherwise  encumbered   by
Purchaser in whole or in part without Emerson's prior written consent.

No Amendment. No provision of this agreement may be changed, amended or waived, except in a writing signed by both parties.

No Waiver. Any waiver on the part of any party of any right or interest hereunder shall not imply the waiver of any subsequent breach or the waiver of any other rights. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

Severability.    Should any provision of this agreement prove to be  invalid  or unenforceable under existing or future law, the remaining provisions of the agreement will remain in force in all other respects.

Entire  Agreement.    This  agreement  is the  entire  and  sole  agreement  and
understanding   of   both   parties  and  supersedes   all   other   agreements,
understandings and communications, whether oral or written, regarding the subject matter hereof.

Governing Law. All disputes between the parties concerning this agreement will be resolved under the laws of the State of New Jersey, U.S.A., excluding the conflicts of laws provisions thereof, and the courts of the State of New Jersey shall have sole and exclusive jurisdiction over the parties, and venue shall lie exclusively in Morris County.

Survival.   The respective representations, indemnities, warranties, agreements, covenants and other statements of the parties will remain in full force and effect and shall survive any termination of this agreement.

Execution. This agreement may be executed in any number of counterparts or by facsimile, but all counterparts and facsimiles hereof will together constitute but one agreement. In proving this agreement, it will not be necessary to produce or account for more than one counterpart executed by both parties.

IN WITNESS WHEREOF, this letter agreement has been executed by the duly authorized representative of each party effective as of the date first set forth above.


EMERSON RADIO CORP.                     HI QUALITY INTERNATIONAL
                                        (U.S.A.) INC.


BY:/s/ Marino Andriani                  BY:/s/ Brince Luo
     Name Marino Andriani                  Name
     Title President                       Title President
       Emerson Radio Consumer
        Products Corporation

BY: /s/ Elizabeth J. Calianese V.P.
        Elizabeth J. Calianese
        Vice President
          Emerson Radio Corp.